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                                                                   EXHIBIT 10.03

                                      EMPLOYMENT AGREEMENT OF DONALD M. KILINSKI


                             HEIDRICK & STRUGGLES
                        Consultants in Executive Search


Patrick S. Pittard
President and Chief Executive Officer


                                 December 1, 1997



Mr. Donald M. Kilinski
834 Hillcrest Road
Ridgewood, NJ 07450

Dear Don:

The following agreement supersedes the letter of November 24, 1997, which is now null and void.

We are looking forward to your arrival and want to set forth our understanding:

1. You will join our Corporate Office in Chicago, Illinois with the title of Chief Financial Officer of Heidrick & Struggles, Inc., reporting jointly to Rick Nelson and me. This joint reporting relationship will continue for a period of 90 days for a mentoring process with Rick. Following that period, you will report solely to me. You will be paid a monthly base salary of $16,666.67 (which is $200,000 annually), commencing on your first day of employment, which will be December 8, 1997. Currently salaries are reviewed annually in November/December, so that your first salary review will be in November/December 1998.

2. You will first be eligible to be considered for a discretionary bonus for the bonus year ending on September 30, 1998. Currently all bonuses are paid in December. You understand that, except for the minimum bonuses referred to below, all bonuses are discretionary and not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors, and that all discretionary, incentive and/or minimum bonuses are payable only if you are in our employ on the bonus payment dates.

     As we discussed, you will receive a $100,000.00 minimum bonus for the fiscal year ending September 30, 1998, payable in December 1998 when bonuses are paid for the fiscal year ending September 30, 1998. Subsequent years' bonuses, which are discretionary, are dependent upon your performance and the firm's performance.

Mr. Donald M. Kilinski
December 1, 1997
Page Two

3. We will award you 115 shares of Heidrick & Struggles' stock at book value (or equal value cash) as a signing bonus, grossing up for taxes, if any.

4. You will be eligible to participate in our fringe benefit programs in accordance with the programs' terms. Copies of the booklets and Summary Plan Descriptions describing our group health, life/AD&D insurance, long-term disability, time-off benefits such as vacation, paid holidays, paid sick time, short-term disability salary continuation, and the Flexible Spending Account and Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan will be provided at a later date.

5. Our fringe benefit programs, bonus programs, and policies are reviewed from time to time by the company's management. Therefore, our programs and policies may be modified, amended or terminated at any time.

6. If Heidrick & Struggles terminates your employment any time during your first 24 months for any reason other than "cause," you will be awarded 3 months salary as severance pay.

7. You will receive 4 weeks paid vacation until such time as the normal Heidrick & Struggles vacation policy exceeds 4 weeks.

8. You will be an "employee at will" unless or until we may otherwise agree in writing. This gives both of us the maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason.

9. Two copies of an agreement relating to trade secrets, confidential information, clients, et cetera, are enclosed. Please review and sign both copies and return one to me for processing. Of course, please call me if you have any questions about this agreement.

10. We will reimburse you for all moving and transportation expenses from Ridgewood, New Jersey to the Chicago, Illinois area (including appropriate househunting trips), in accordance with company policy. We will also pay you $5,000.00 for incidental expenses. Please feel free to talk to Rick Nelson about any details of relocation reimbursement.

11. We will pay the initiation fee and regular monthly dues for one business club per year. The club must meet the requirements of our business club policy. The selection of any club is subject to the prior approval of the CEO or CAO.

12. You have advised us that you have not signed any agreements that will, in any way, affect your joining our firm or the perforrnance of your work with us.

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Mr. Donald M. Kilinski
December 1, 1997
Page Three


13. You will be nominated as a Director during the upcoming election process. You understand that your election as a Director is subject to stockholder approval which we expect will be forthcoming.

14. This agreement, which contains our entire understanding, can be amended only in a writing which is signed by you, together with either the CEO or CAO of the company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

To acknowledge your acceptance of our offer of employment, please sign and return to me the enclosed copy of this letter, together with the agreement referred to in Item 9 above.

                                        Sincerely,


                                        /s/ Patrick S. Pittard

                                        Patrick S. Pittard


Enclosures

cc: Richard D. Nelson

ACCEPTED:


/s/ Donald M. Kilinski                          December 1, 1997
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Donald M. Kilinski                              Date
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                             HEIDRICK & STRUGGLES
                        Consultants in Executive Search




                                        December 1, 1997

Mr. Donald M. Kilinski
834 Hillcrest Road
Ridgewood, NJ 07450

Dear Don:

In your capacity as an employee of Heidrick & Struggles, Inc. ("H&S") you may have reason to be in possession of H&S confidential information and property. In order to protect such information and property we ask you to acknowledge and agree to the following as condition for initial and continuing employment as an H&S employee:

CONFIDENTIAL INFORMATION
------------------------

Over many years H&S and H&S employees in the ordinary course of their employment with and on behalf of H&S have (and continue to), at considerable expense, developed and created procedures, manuals, computer programs and printouts, systems, lists, and data which constitute trade secrets/confidential information which are valuable property rights of H&S ("confidential information").

Confidential information shall mean information which is not generally known to the public which is used in our business including, but not limited to, products or services; fees, costs and pricing structure; designs; analyses; drawings; photographs; reports; computer software, including operating systems, applications, and program listings, flow charts, manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods whether or not reduced to practice; H&S clients and their confidential information; client lists; all copyrightable works; and all similar and related information in whatever form. Confidential information shall not include any information which has been published in a form generally available to the public prior to the date upon which the Employee proposes to disclose such information.

You, as an H&S employee, may become privy to some of our confidential information.

        1. You agree that you will not, during or after the term of your employment, in whole or in part, make personal use of, or disclose to any person, firm, corporation, association, or other entity, for any reason whatsoever, any H&S confidential information or property rights, whether now existing or hereafter developed.

Mr. Donald M. Kilinski
December 1, 1997
Page Two

        2. If, for any reason, your employment with H&S terminates, you agree to promptly return and deliver to H&S all of the papers, records, film, documents, property, computer drives and discs, materials, etc. (and all copies, notes, and memoranda thereof), which you may have relating, in any way, to the business or clients of H&S, all of which is and shall be the exclusive property of H&S.

COMPANY PROPERTY
----------------

In your capacity as an employee of H&S you may have reason to be in possession of H&S property. Examples of such items are personal computers, office supplies, software packages, personally created databases with H&S client information/people/business, related data, etc. In consideration of giving you possession and use of this property, we ask that you acknowledge and agree to the following:

        1. All property supplied by H&S to you or created by you with H&S property (including, but not limited to, personal computers, printers, personally created databases, and software packages and all copies thereof) is H&S property and will remain H&S property unless and until otherwise mutually agreed upon in writing by H&S and you.

        2. If, for any reason, your employment with H&S terminates or H&S requests the return of H&S property, you agree to promptly return and deliver to H&S all H&S property.

Upon your signing, this letter shall become a binding agreement construed and enforced in accordance with the laws of the State of Illinois.

                                        HEIDRICK & STRUGGLES, INC.


                                        By: /s/ Patrick S. Pittard
                                            ----------------------
                                                Patrick S. Pittard



I have read and understand the above and agree to be bound by this letter agreement.

/s/ Donald M. Kilinski                      December 1, 1997
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Donald M. Kilinski                          Date